Exhibit 10.2

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is made effective as of October 6, 2022 (the “Effective Date”), by and between Open Lending Corporation, a Delaware corporation (the “Company” and together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the “Company Group”), and John Flynn (“Executive”).

RECITALS

WHEREAS, Executive currently serves as the Chief Executive Officer and Chairman of the Company pursuant to the Employment Agreement, dated as of August 28, 2020, by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, effective as of the Effective Date, the Board of Directors of the Company (the “Board”) appointed Executive to the Board as the non-employee Chairman of the Board; and

WHEREAS, the Company and Executive (each a “Party,” and, collectively, the “Parties”) each desire to enter into this Agreement to set forth the Parties’ agreement as to the transition of Executive’s position of Chief Executive Officer of the Company in connection with Executive’s retirement from employment with the Company and the hiring of an individual to succeed Executive as the chief executive officer of the Company (such individual, the “Successor Chief Executive Officer”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1. Retirement Date. Executive’s employment with the Company Group shall cease effective as of the Effective Date (such date, the “Retirement Date”). Effective as of the Retirement Date and in accordance with Section 1(b) of the Employment Agreement, Executive acknowledges and agrees that Executive shall be deemed to have resigned from all officer and board members positions that the Executive held with the Company Group immediately prior to the Retirement Date and that, from and after the Retirement Date, Executive shall not be an “executive officer” for purposes of that certain Investor Rights Agreement, dated as of June 10, 2020 (as may be amended from time to time). For purposes of establishing absolute clarity, however, as of the Retirement Date, Executive has been appointed as the non-employee Chairman of the Board and shall receive all rights and benefits attendant under this Agreement and otherwise available to all other directors of the Company.

2. Consulting Period. Effective as of the day immediately following the Retirement Date and through the twelve (12)-month anniversary of such date (such period, the “Consulting Period” and such date, the “Consulting Period Termination Date”), Executive shall (1) assist with the onboarding of the Successor Chief Executive Officer, (2) assist with the transition of the roles, responsibilities and duties of the chief executive officer of the Company to the Successor Chief Executive Officer, (3) assist with key client management, and (4) provide any other transition services and support to the Successor Chief Executive Officer and the Company as mutually agreed by the Board of Directors of the Company (the “Board”), the Successor Chief Executive Officer and Executive (the “Consulting Services”). During the Consulting Period, no member of the Company Group, nor any agent, representative, officer, or employee thereof, shall have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Executive to perform the Consulting Services. Notwithstanding anything to the contrary herein, the Consulting Period may be terminated prior to the Consulting Period Termination Date by the Company without Cause (as defined below), by the Company in the event Executive engages in Cause following the date hereof, or by Executive.

3. Compensation.

(a) As consideration for Consulting Services rendered during the Consulting Period, (1) the Company shall provide Executive with a monthly consulting fee of $45,833, (2) the Company shall provide Executive his annual cash incentive compensation for fiscal year 2022 under Section 2(b) of the Employment Agreement, without proration, on the terms and conditions set forth in the Employment Agreement (the payments in (1) and (2) above, collectively, the “Consulting Fee”), (3) subject to Executive’s execution and nonrevocation of the Release of Claims attached hereto as Exhibit A (the “Release Agreement”) in accordance with the time specified therein and continued compliance with the Continuing Obligations (as defined in the Employment Agreement and modified herein), (x) the Company shall provide Executive and Executive’s qualifying dependents with continued participation in its medical plan (at no cost to Executive, and with a make-whole payment for imputed income) and (y) the Company shall ensure that each of Executive’s currently outstanding and unvested time-based Company equity awards that were granted prior to the Retirement Date shall vest as of the first day following the revocation period as provided in Release Agreement and be settled as soon as administratively practicable following such date but no later than five (5) business days thereafter, and (4) subject to Executive’s re-execution and nonrevocation of the Release Agreement in accordance with the time specified therein and continued compliance with the Continuing Obligations (as modified herein), the Company shall ensure that each of Executive’s then outstanding and unvested performance-based Company equity awards shall remain outstanding following the Consulting Period Termination Date, subject to continued performance of the Consulting Services through such date, and shall vest (or be forfeited) based on the attainment of the currently-applicable performance metrics; provided, however, that if, for any reason, the performance metrics related to the performance-based Company equity awards are not met or, any performance or other thresholds related to the bonus payment referenced above are not met, but the Compensation Committee of the Board determines that such equity awards or bonus thresholds shall otherwise be deemed met and that vesting shall occur or the bonus shall be paid to any other C-level executive of the Company Group, then, in that case, the Executive shall be treated similarly.

(b) The Consulting Fee provided in Section 3(a)(1) above shall be paid to Executive as soon as reasonably practicable, and in any event within ten (10) business days, following the final business day of the month for which the Consulting Services were performed and, subject to Section 3(c), shall be prorated to reflect partial months. The Consulting Fee provided in Section 3(a)(2) above shall be paid to Executive on the same date as annual bonuses are paid or payable to other C-level executives of the Company Group and, in any event, no later than March 15, 2023. The Company Group shall not withhold any taxes from the Consulting Fee provided in Section 3(a)(1) or from continued participation in the Company Group’s medical plan (the value of which shall be imputed to Executive). Executive acknowledges and agrees that Executive shall be solely responsible for the payment of all taxes with respect to the payment of the Consulting Fee provided in Section 3(a)(1) and from continued participation in the Company Group’s medical plan.

(c) Notwithstanding any provision of this Section 3 to the contrary, in the event that Executive is terminated from service with the Company Group without Cause (as defined below) prior to the Consulting Period Termination Date, then, subject to Executive’s execution and nonrevocation of the Release Agreement in accordance with the time specified therein and continued compliance with the Continuing Obligations (as modified herein), (i) the Company shall continue to pay Executive the Consulting Fee set forth in Section 3(a)(1) through the Consulting Period Termination Date and (ii) each of Executive’s then outstanding and unvested performance-based Company equity awards shall remain outstanding in accordance with Section 3(a)(4) above; provided, that the portion of the Consulting Fee that would be payable to Executive between the date of such termination of service and the 60th day following the date of such termination of service shall be paid on the 60th day following the date of such termination of service. In the event the Company terminates the Consulting Period prior to the Consulting Period Termination Date for any act or omission by Executive following the date hereof giving rise to Cause, the Company shall have no obligations, and Executive shall not be entitled to, any outstanding payments or benefits set forth in this Section 3.

(d) The Company Group shall reimburse Executive for Executive’s reasonable out-of-pocket expenses incurred in connection with the Consulting Services in accordance with the practices and procedures of the Company Group.

(e) Notwithstanding any provision of this Agreement to the contrary, any employee benefits or other compensation to which Executive is entitled as of and/or by reason of the Retirement Date under the employee benefit plans of the Company Group, including the Employment Agreement, shall be treated in accordance with the terms of such plans.

(f) “Cause”. As used herein, the term “Cause” shall mean any of the following: (i) conduct by Executive constituting a material act of misconduct in connection with the performance of Executive’s duties, including, without limitation, (A) willful failure or refusal to perform the Consulting Services, (B) dishonesty to the Board, with respect to any material matter, or (C) misappropriation of funds or property of the Company Group other than the occasional, customary and de minimis use of Company Group property for personal purposes; (ii) the commission by Executive of, or plea of guilty or nolo contendere to, (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by Executive, regardless of whether or not in the course of Executive’s performance of the Consulting Services, that would reasonably be expected to result in material injury or material reputational harm to any member of the Company Group if Executive were to continue to be engaged by the Company or serving on the Board; (iv) a breach by Executive of any of the Continuing Obligations (as modified herein); (v) a breach by the Executive of any fiduciary duty and/or duty of loyalty to the Company Group; (vi) a material violation by Executive of the Company’s written employment policies (including, but not limited to, the Company’s equal employment opportunity policy or any written policy prohibiting discrimination, harassment or retaliation) or corporate governance policies; or (vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

4. Continuing Obligations. Executive and the Company hereby agree that, notwithstanding Section 7(e) and Section 7(f) of the Employment Agreement, Executive’s non-competition and non-solicitation covenants shall extend for the duration of the Consulting Period and for the twenty-four (24)-month period following the Consulting Period Termination Date. Executive hereby reaffirms the Continuing Obligations (as modified herein) and acknowledges and agrees that the Continuing Obligations (as modified herein) remain in full force and are incorporated by reference as if set forth herein and executed on the date hereof. Executive acknowledges and agrees that the Company’s obligations to provide the payments or benefits under Section 3(a) and/or Section 3(c) of this Agreement are contingent on Executive complying with the Continuing Obligations (as modified herein). Executive understands and agrees that if Executive violates any of the Continuing Obligations (as modified herein), in addition to the Company’s right to recover from Executive any damages arising out of such violation and any other claims and/or remedies for breach of contract or otherwise that may be available at law or in equity: (a) the Company shall be entitled to seek an injunction to restrain any such violation or further violation; and (b) the Company shall not be obligated to provide Executive with any outstanding payments or benefits set forth in Section 3(a) or Section 3(c) of this Agreement.

5. Non-Disparagement. Without limiting the Protected Activities (as defined below), Executive agrees to not: (a) defame, libel or slander or otherwise disparage the Company Group or their products or services, (b) act in any manner that might damage the business of the Company or any other member of the Company Group, (c) directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, act in any manner or perform any act or omission which is or could be detrimental in any respect to the reputation or goodwill or otherwise might damage the business of the Company Group or any current or former officer, director, employee, agent, representative, shareholder or attorney of the Company Group, or (d) counsel, assist, participate in, or encourage any private persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any current or former officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. For purposes of this Agreement, “Continuing Obligations” shall include the non-disparagement obligations set forth in this Section 5. The Company agrees to instruct, in writing and within 3 days following the date hereof, each member of the Board and each member of the Executive Leadership team of the Company not to make any statement or release any information to any third party that is designed to embarrass or criticize or otherwise cast Executive in a negative light and not to post, upload or otherwise contribute any disparaging information on any websites, social media or other mediums regarding Executive.

6. Protected Activities. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement Executive has with the Company Group is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement or arrangement that Executive has with the Company Group shall prohibit or restrict Executive from making any voluntary disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, the legal department of Company, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act, in each case, without prior notice to the Company. The activities and disclosures described in this Section 6 shall be collectively referred to herein as the “Protected Activities.”

7. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

(b) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(d) Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of Executive, to the most recent address shown in the personnel records of the Company or another member of the Company Group. All notices and communications shall be deemed to have been received on the date of delivery thereof.

(e) Entire Agreement; Certain Acknowledgements. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among any member of the Company Group and Executive with respect to the subject matter hereof; provided, that, except as otherwise provided in this Agreement, the Employment Agreement (and the Continuing Obligations provided therein, as expressly modified by this Agreement) shall continue in accordance with its terms following the Effective Date. Executive hereby acknowledges and agrees that (i) Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment and (ii) Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement.

(f) Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(g) Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(i) Withholding. Except as set forth in Section 3(b) above, the Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(j) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A: (i) Executive shall not be considered to have terminated employment with the Company Group for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company Group within the meaning of Section 409A; (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Employee’s date of death); (iii) amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year; and (iv) if any severance amount payable under a plan or agreement that Executive may have a right or entitlement to as of the date of this Agreement constitutes deferred compensation under Section 409A, then the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. The Company Group makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

OPEN LENDING CORPORATION

By:	/s/ Blair Greenberg
	Name:	Blair Greenberg
	Title:	Chair, Compensation Committee of the Board of Directors

EXECUTIVE

/s/ John Flynn
JOHN FLYNN

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (the “Release of Claims”) by John Flynn (the “Executive”) is attached to the Transition Services Agreement, by and among Open Lending Corporation, a Delaware corporation (the “Company”), and Executive, dated as of October 6, 2022 (the “Transition Services Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transition Services Agreement. The parties, intending to be legally bound hereby, agree as follows:

1. General Release of Claims. The Executive, on behalf of the Executive, the Executive’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through the Executive (collectively, “Releasors”), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge the Company, together with each of its past, present and future owners, parents, subsidiaries and affiliates, together with each of their current, former and future directors, officers, partners, agents, members, managers, insurers, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any obligations of any of the Releasees to Releasors for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, losses, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) and liabilities of any kind whatsoever, whether known or unknown, in law or in equity, contingent or absolute (collectively, “Claims”), which the Executive or any of the other Releasors ever had, now has, or may hereafter claim to have by reason of any matter, cause, act, omission or thing whatsoever: (a) arising from the beginning of time through the date the Executive executes or re-executes, as applicable, this Release of Claims, including but not limited to, any such Claims (i) arising out of or relating in any way to the Executive’s employment with the Company or any other Releasee, (ii) arising out of or relating to tort, fraud or defamation, and (iii) arising under any federal, local or state statute or regulation, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), the Americans with Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Texas Labor Code (including, but not limited to, the Texas Payday Law and Chapter 21 of the Texas Labor Code, and Texas Commission of Human Rights Act), and the Texas Whistleblower Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (b) arising out of or relating to the termination of the Executive’s employment; or (c) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Releasee and the Executive, including the Employment Agreement.

2. Exceptions to General Release of Claims. Notwithstanding anything to the contrary herein, nothing contained in this Release of Claims will in any way diminish or impair: (a) any Claims the Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits, (b) the Executive’s rights under this Release of Claims and/or the Transition Services Agreement, (c) Executive’s right to challenge the validity of the release of ADEA claims set forth in this Release of Claims; (d) any rights the Executive may have to vested benefits under employee benefit plans; or (e) any rights the Executive may have to indemnification from the Company Group or coverage under any director and officer or other liability insurance policy.

3. Governing Law. This is a Texas contract and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fifth Circuit.

4. Legally Binding. The terms of this Release of Claims are contractual and not mere recital.

5. No Admission of Wrongdoing. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Executive or any of the Releasees. Neither this Release of Claims nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Release of Claims.

6. Attorney Consultation; Voluntary Agreement. The Executive acknowledges that (a) the Company has advised the Executive to consult with an attorney of the Executive’s own choosing before signing this Release of Claims, (b) the Executive has been given the opportunity to seek the advice of counsel, (c) the Executive has carefully read and fully understands all of the provisions of this Release of Claims, including the General Release of Claims in Section 1, (d) the Executive is entering into this Release of Claims knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive is not otherwise entitled, and (e) the Executive has the full power, capacity and authority to enter into this Release of Claims.

7. Execution and Revocation. The Executive acknowledges that the Executive has been given 21 calendar days from the date of the Transition Services Agreement (for purposes of Section 3(a)(3) of the Transition Services Agreement) and 21 days from the date of the Consulting Period Termination Date (for purposes of Section 3(a)(4) and/or Section 3(c) of the Transition Services Agreement), as applicable in accordance with Section 3 of the Transition Services Agreement, to consider the terms of this Release of Claims, although the Executive may sign it sooner. In no event can the Executive sign this Agreement prior to the date of the Transition Services Agreement (for purposes of Section 3(a)(3) of the Transition Services Agreement) or the Consulting Period Termination Date (for purposes of Section 3(a)(4) and/or Section 3(c) of the Transition Services Agreement), as applicable in accordance with Section 3 of the Transition Services Agreement. The Executive agrees that any modifications, material or otherwise, made to this Release of Claims do not restart or affect in any manner the original 21 calendar day period for the applicable consideration period. The Executive will have seven calendar days from the date on which Executive signs this Release of Claims to revoke the Executive’s consent to the terms of this Release of Claims by providing notice to Company to the Company’s headquarters directed to the attention of the Company’s General Counsel. In the event of such revocation by the Executive, this Release of Claims will not become effective and the Executive will not have any rights to the applicable payments and/or benefits set forth in Sections 3(a)(3), 3(a)(4) or 3(c) of the Transition Services Agreement. Provided that the Executive does not revoke this Release of Claims within such seven calendar day period, this Release of Claims will become effective on the eighth calendar day after the date on which the Executive signs this Release of Claims.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Release of Claims as of the date written below.

OPEN LENDING CORPORATION

By:
	Name:	Blair Greenberg
	Title:	Chair, Compensation Committee of the Board of Directors

EXECUTIVE

John Flynn

RE-EXECUTION FOR PURPOSES OF 3(A)(4) OF THE TRANSITION SERVICES AGREEMENT

John Flynn

RE-EXECUTION FOR PURPOSES OF 3(C) OF THE TRANSITION SERVICES AGREEMENT

John Flynn

Ex. A - 1